      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 29, 2000
                                                 REGISTRATION NO. 333-__________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                   ----------
                               MYPOINTS.COM, INC.
             (Exact Name of Registrant as Specified in Its Charter)
                                   ----------

            DELAWARE                                          94-3255692
(State or Other Jurisdiction of                            (I.R.S. Employer
 Incorporation or Organization)                          Identification Number)


                        100 CALIFORNIA STREET, 11TH FLOOR
                             SAN FRANCISCO, CA 94111
                                 (415) 676-3700
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                                   ----------

                               STEVEN M. MARKOWITZ
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                               MYPOINTS.COM, INC.
                        100 CALIFORNIA STREET, 11TH FLOOR
                             SAN FRANCISCO, CA 94111
                                 (415) 676-3700

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   ----------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
       As soon as practicable after the effective date of this registration statement.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

=================================================================================================================
                                PROPOSED MAXIMUM           PROPOSED             MAXIMUM             AMOUNT OF
  TITLE OF SHARES                AMOUNT TO BE           OFFERING PRICE         AGGREGATE           REGISTRATION
  TO BE REGISTERED                REGISTERED             PER SHARE(1)       OFFERING PRICE(1)         FEE
-----------------------------------------------------------------------------------------------------------------
Common Stock                     270,000 shares           $5.15625          $1,392,187.50          $368.00
$0.001 par value per share
=================================================================================================================

(1) Estimated solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices of the Common Stock as reported on the Nasdaq National Market on September 26, 2000 pursuant to Rule 457(c).

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                 SUBJECT TO COMPLETION, DATED SEPTEMBER 29, 2000

                                 270,000 SHARES
                               MYPOINTS.COM, INC.

                                  COMMON STOCK

THE SHARES OFFERED IN THIS PROSPECTUS INVOLVED A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS FOR INFORMATION THAT YOU SHOULD CONSIDER BEFORE PURCHASING THESE SECURITIES.

Our common stock is quoted on the Nasdaq National Market System under the symbol "MYPT". On September 28, 2000, the last sale price of our common stock as reported on the Nasdaq National Market was $5.63 per share.

The selling stockholders, who acquired these shares when MyPoints.com, Inc. acquired Alliance Development Group, Inc., may offer and sell these shares from time to time.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



               The date of this Prospectus is _____________, 2000.







                                TABLE OF CONTENTS
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
                                                                              Page
                                                                              ----
        SUMMARY..................................................................1

        RISK FACTORS.............................................................3

        USE OF PROCEEDS.........................................................14

        SELLING STOCKHOLDERS....................................................14

        PLAN OF DISTRIBUTION....................................................15

        LEGAL MATTERS...........................................................16

        EXPERTS.................................................................16

        WHERE YOU CAN FIND MORE INFORMATION.....................................16

        INFORMATION INCORPORATED BY REFERENCE...................................16

                               ------------------

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell shares of common stock and seeking offers to buy shares of common stock, only in those jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

        In this prospectus, "MyPoints.com," "we," "us," and "our" refer to MyPoints.com, Inc. and its subsidiaries, and references to "MyPoints" refer to the brand name of our products and services.

                                     SUMMARY

        You should read the following summary together with the more detailed information regarding us and the common stock being sold in this offering, including "Risk Factors" and in the documents incorporated by reference in this prospectus.

                                  MYPOINTS.COM

        MyPoints.com is a leading provider of internet direct marketing services and customer loyalty infrastructure. Our database-driven direct marketing service, MyPoints, offers direct marketers an approach to internet advertising that is designed to enhance customer acquisition and retention efforts by integrating targeted email and web-based offers with incentives to respond to those offers. Our rewards-based shopping channel, MyPoints Shopping!, provides web users with the ability to earn points for every dollar spent at select retail sites. Points earned in the MyPoints program may be redeemed for a wide variety of products and services, such as gift certificates, travel awards and prepaid phone cards. Our approach to e-commerce provides internet consumers with the opportunity to earn rewards by responding to direct offers and by shopping, and provides businesses with an integrated set of online customer acquisition and retention tools. In addition, we build and manage co-branded and private label online customer loyalty programs for our loyalty partners.

        When consumers enroll in the MyPoints program, they give us permission to send them targeted online offers, and they receive rewards points for completing surveys that provide us with demographic and behavioral information. MyPoints members earn additional points by responding to direct marketing offers, making online and offline purchases, and providing us with additional demographic and behavioral data through surveys on a secure, confidential basis. Members may redeem points they earn online for products and services from our rewards providers. Our member profile database is continuously enriched with transactional data gathered through members' interactions with promotional offers, select retail sites, the completion of surveys and the redemption of points. We principally earn revenues by delivering online direct marketing offers to our membership base. We charge advertisers a fee based on offers delivered, qualified responses generated and qualified purchases made.

                               MARKET OPPORTUNITY

        Businesses engage in various forms of offline and online direct marketing to generate sales of products or services. Traditional forms of offline direct marketing include catalog mailings, magazine inserts and telesales. Online direct marketing takes the form of email and web-based promotional offers. Online direct marketing allows advertisers to use technology-based tools to give them rapid feedback on campaigns, which can be used to tailor new campaigns and targeted offers.

        Advertisers are committing relatively more dollars to online direct marketing than to other forms of internet advertising, such as brand marketing using banner advertisements. Forrester Research, a leading internet research firm, projects internet advertising expenditures in the U.S. to increase from $2.8 billion in 1999 to $22.2 billion in 2004. Forrester estimates that direct marketing will account for 53% of total online advertising expenditures in the U.S. in 2004, up from 15% in 1999.

        In addition to the growing use of the internet as a direct marketing medium, as the number of internet users and web sites increases, the relative importance to businesses of customer retention is also increasing. As a result, leading online merchants and content providers are launching and testing programs aimed at retaining their most valuable customers. The challenges that these businesses face in establishing online loyalty programs include the costs of implementing and operating the programs and the ability to provide customers with sufficient opportunities to earn and redeem awards. We believe that these challenges will lead many companies to outsource this aspect of their customer retention programs to providers capable of delivering comprehensive loyalty management services.

        Because of continuing corporate interest in using the internet to acquire customers, and because of the need for online businesses to find effective ways to retain customers once they have attracted them, we believe there is a significant opportunity for a company that can overcome the barriers to direct marketing and loyalty on the internet, and bring cost-effective, integrated direct marketing and loyalty solutions to the online market.

                               RECENT DEVELOPMENTS

        In August 2000, we completed the acquisition of Cybergold, Inc., a company that operates a loyalty program complementary to ours with a significant membership base. In this transaction, the former stockholders of Cybergold received 0.48 shares of MyPoints.com's common stock for each share of Cybergold common stock. As part of this combination, we intend to transfer members of the Cybergold program into a new program called Cybergold by MyPoints and to operate both services on a single technology platform.

                              CORPORATE INFORMATION

        MyPoints.com was incorporated in Delaware under the name Intellipost Corporation in November 1996. In March 1999, we changed our name to MyPoints.com, Inc. Our principal executive offices are located at 100 California Street, 11th Floor, San Francisco, California 94111. Our telephone number at this location is (415) 676-3700. Our corporate email address is info@mypoints.com.

                                  RISK FACTORS

        This prospectus, including the documents incorporated by reference, contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These include statements of our expectations, beliefs, intentions or future strategies. We base all forward looking statements on information available to us on the date of this prospectus. We will not update any of these forward looking statements.

        Actual results could differ materially from those in the forward looking statements because of the risk factors set forth below and in the documents incorporated by reference in this prospectus. In addition to the information in this prospectus and in the documents incorporated by reference, you should carefully consider the following risk factors before buying our securities.

                       RISKS ASSOCIATED WITH OUR BUSINESS

WE HAVE ONLY A LIMITED OPERATING HISTORY THAT INVESTORS MAY USE TO ASSESS OUR FUTURE PROSPECTS

        We have only a limited operating history upon which you can evaluate our business. We commenced operations in November 1996 and did not begin to generate revenues until July 1997. We have not and may never generate sufficient revenues to achieve profitability. Although we have experienced revenue growth in recent periods, these growth rates may not be sustainable or indicative of our future growth. We have limited experience addressing challenges frequently encountered by early-stage companies in the electronic commerce and direct marketing industries. We may not be successful in addressing these risks, and our business strategy may not be successful. In addition, we have never operated during a general economic downturn in the United States, which typically adversely affects advertising and marketing expenditures and retail sales. Accordingly, our limited operating history does not provide investors with a meaningful basis for evaluating an investment in our common stock.

WE HAVE A HISTORY OF LOSSES AND EXPECT LOSSES TO CONTINUE AT LEAST THROUGH 2001

        Our accumulated deficit as of June 30, 2000 was $77.2 million. We have never operated profitably and, given our planned level of operating expenses, we expect to continue to incur losses at least through 2001. We plan to increase our operating expenses as we continue to build infrastructure to support the expansion of our business. Our losses may increase in the future, and even if we achieve our revenue targets, we may not be able to sustain or increase profitability on a quarterly or annual basis. If our revenues grow more slowly than we anticipate, or if our operating expenses exceed our expectations and cannot be adjusted accordingly, our losses could continue beyond our present expectations.

OUR QUARTERLY OPERATING RESULTS ARE SUBJECT TO FLUCTUATIONS, WHICH COULD AFFECT OUR STOCK PRICE

        Our revenue and operating results may vary significantly from quarter to quarter due to a number of factors, some of which are outside of our control. As a result, our operating results may be below the expectations of public market analysts and investors. In this event, the price of our common stock may fall. The factors most likely to produce varied results include:

        -       the advertising budget cycles of individual advertisers;

        - the number of reward points redeemed by our members and the costs associated with these redemptions;

        -       changes in the mix of our business;

        - changes in marketing and advertising costs that we incur to attract and retain members;

        - changes in our pricing policies, the pricing policies of our competitors or the pricing policies for internet advertising generally; and

        - unexpected costs and delays relating to the expansion of our operations.

        Due to these factors, revenues and operating results are difficult to forecast and you should not rely on period to period comparisons of results of operations as an indication of our future performance.

OUR OPERATING RESULTS ARE SUBJECT TO SEASONAL FLUCTUATIONS THAT COULD IMPACT OUR GROWTH AND AFFECT OUR STOCK PRICE

        We believe that our revenues will be subject to seasonal fluctuations as a result of general patterns of retail advertising, which are typically higher during the fourth calendar quarter. In addition, expenditures by advertisers tend to be cyclical, reflecting general economic conditions and consumer buying patterns. The extent of these seasonal fluctuations in any period may be difficult to predict and, if the fluctuations are greater than our expectations, our growth rate would decline. In this event, the price of our common stock may fall.

WE MAY HAVE DIFFICULTIES INTEGRATING RECENT AND FUTURE ACQUISITIONS AND ANY FAILURE TO SUCCESSFULLY INTEGRATE ACQUIRED COMPANIES WOULD REDUCE OUR ABILITY TO REALIZE THE ANTICIPATED VALUE OF THE ACQUISITION

        We have made a number of acquisitions recently, and we may pursue other acquisitions in the future. Based on our experiences to date, we expect to face numerous risks and uncertainties generally associated with acquisitions, including:

        - potentially adverse effects on our reported results of operations from acquisition-related charges and amortization of goodwill and purchased technology;

        - our ability to maintain customers or the reputation of the acquired businesses;

        - potential dilution to current stockholders from the issuance of additional equity securities;

        - difficulties integrating operations, personnel, technologies, products and information systems of the acquired businesses;

        - diversion of management's attention from other business concerns; and

        -       potential loss of key employees of acquired businesses.

        In November and December 1998, through our acquisition of Enhanced Response Technologies, Inc. and a company affiliated with Experian Information Solutions, Inc., we acquired internet and electronic commerce related assets and technologies to support a web-based rewards program known as MyPoints. We integrated MyPoints with our BonusMail email service during March and April 1999. This integration involved the combination of two different marketing programs and technology platforms, as well as operations in San Francisco and Chicago. In connection with this integration, we incurred substantial costs. During the relaunch of the integrated MyPoints program, we encountered several unanticipated problems which resulted in significant periods of system downtime during April 1999. During these periods of downtime, our web site was not accessible by members. We believe that we have resolved the problems that caused this downtime; however, there can be no assurance that we will not encounter additional system-related problems.

        In January 2000, we acquired Alliance Development Group, Inc., a company that operates offline customer rewards programs. In connection with this acquisition, we intend to integrate our technology with ADG's offline programs to help make them more efficient. If we are unable to do this in a timely manner, we may be unable to realize the anticipated benefits of this acquisition.

        In August 2000, we closed the acquisition of Cybergold, a company that operates a loyalty program complementary to ours with a significant membership base. In connection with this acquisition, we intend to transfer members of the Cybergold program into a new program called Cybergold by MyPoints and to operate both services on a single technology platform. We expect to face numerous risks and uncertainties associated with this significant acquisition.

        We will need to overcome significant issues in order to realize any benefits from the Cybergold merger, including the timely, efficient and successful execution of a number of post-merger events. Key events include:

        -       Integrating the operations of the two companies;

        -       Retaining and assimilating the key personnel of each company;

        - Offering the existing services of each company to the other Company's customers;

        - Retaining the existing customers and strategic partners of each company

        - Developing new services that utilize the assets of both companies; and

        -       Maintaining uniform standards, controls, procedures and policies

        The successful execution of these post-merger events will involve considerable risk and may not be successful. These risks include:

        - The potential disruption of the combined company's ongoing business and distraction of it's management;

        - The difficulty of incorporating acquired technology and rights into the combined company's products and services;

        -       Unanticipated expenses related to technology integration;

        - The impairment of relationships with employees and customers as a result of any integration of new management personnel; and

        - Potential unknown liabilities associated with the acquired business.

        The market price of our common stock may decline as a result of the Cybergold merger for a number of reasons including if:

        -       The integration of MyPoints and Cybergold is unsuccessful;

        - We do not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts; or

        - The effect of the merger in our financial results is not considered with the expectations of financial or industry analysts.

        In addition, our customers and strategic partners, in response to the announcement of the merger, may delay or defer decisions concerning the relevant company. Any delay or deferral in those decisions by customers, strategic partners or suppliers could have a material adverse effect on business of the relevant company. Similarly, current and prospective employees may experience uncertainty about their future roles with us until our strategies with regard to Cybergold are announced or executed. This may adversely affect our ability to attract and retain key management, sales, marketing and technical personnel.

WE ARE GROWING RAPIDLY, AND THE FAILURE TO MANAGE OUR GROWTH COULD STRAIN OUR MANAGEMENT SYSTEMS AND RESOURCES

        As we continue to increase the scope of our operations, we may not have an effective planning and management process in place to implement our business plan successfully. We have grown from 24 employees on January 1, 1998 to 264 employees on June 30, 2000. We plan to continue the expansion of our technology, sales, marketing and administrative organizations. This growth will continue to strain our management systems and resources. We anticipate the need to continue to improve our financial and managerial controls and our reporting systems. In addition, we will need to expand, train and manage our rapidly growing work force.

OUR SUCCESS DEPENDS ON OUR ABILITY TO MAINTAIN AND EXPAND AN ACTIVE MEMBERSHIP BASE

        Our success largely depends on our ability to maintain and expand an active membership base. Our revenues are primarily driven by fees paid by advertisers and direct marketers based on specific actions taken by our members. If we are unable to induce existing and new members to actively participate in our programs, our business, results of operations and financial condition will be harmed. We generate a significant portion of our revenues based on the activity of a small percentage of our members, and we cannot assure you that the percentage of active members will increase. In addition, some of our members have requested to limit the number of emails they receive from us. Although our membership has grown in prior periods, we cannot be sure that our membership growth will continue at current rates or increase in the future.

WE FACE INTENSE COMPETITION, AND THE FAILURE TO COMPETE EFFECTIVELY COULD ADVERSELY AFFECT OUR MARKET SHARE AND RESULTS OF OPERATIONS

        We face intense competition from both traditional and online advertising and direct marketing businesses. We expect competition to increase due to the lack of significant barriers to entry for online business generally. As we expand the scope of our product and service offerings, we may compete with a greater number of media companies across a wide range of advertising and direct marketing services. Our ability to generate significant revenue from advertisers and loyalty partners will depend on our ability to differentiate ourselves through the technology and services we provide and to obtain adequate participation from consumers in our online direct marketing and rewards programs. Rewards providers are also a critical element of our business.

        The attractiveness of our program to current and potential members and loyalty partners depends in large part on the attractiveness of the rewards and point redemption opportunities that we offer. Currently, several companies offer competitive online products or services, including Netcentives. We also expect to face competition from established online portals and community web sites that engage in direct marketing and loyalty point programs, as well as from traditional advertising agencies and direct marketing companies that may seek to offer online products or services.

        Many of our current competitors and potential new competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. These advantages may allow them to respond more quickly to new or emerging technologies and changes in customer requirements. It may also allow them to engage in more extensive research and development, undertake more far-reaching marketing campaigns, adopt more aggressive pricing policies, and make more attractive offers to potential employees, strategic partners and advertisers. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products or services to address the needs of our prospective advertisers and advertising agency customers. As a result, it is possible that new competitors may emerge and rapidly acquire significant market share. We may not be able to compete effectively, and competitive pressures may result in price reductions, reduced gross margins and loss of our market share.

THE FAILURE TO ESTABLISH THE MYPOINTS BRAND WOULD IMPAIR OUR COMPETITIVE
POSITION

        We are highly dependent on establishing and maintaining our brand. Any event or circumstance that negatively impacts our brand could have a direct and material adverse effect on our business, results of operations and financial condition. As competitive pressures in the online direct marketing industry increase, we believe that brand strength will become increasingly important. The reputation of the MyPoints brand will depend on our ability to provide a high-quality member experience. We cannot assure you that we will be successful in delivering this experience. If members are not satisfied with the quality of their experience with the MyPoints program, their negative experiences might result in publicity that could damage our reputation. If we expend additional resources to build the MyPoints brand and do not generate a corresponding increase in revenues as a result of our branding efforts, or if we otherwise fail to promote our brand successfully, our competitive position would suffer.

THE FAILURE TO ACCURATELY ESTIMATE LEVELS OF POINT REDEMPTION WOULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS

        Our historical and forecasted financial statements reflect our assumptions as to the percentage of rewards points issued by us that will not be redeemed by members prior to expiration. This percentage of unredeemed points is known as "breakage." The breakage rates we have used in preparing our financial statements and forecasts are based primarily on our limited experience with our own program since its launch in May 1997. We have also reviewed breakage rates reported by other operators of loyalty and rewards programs, such as airlines. Although we believe that the breakage rates we have used are reasonable in light of our analysis and experience, we cannot assure you that our actual breakage rates will equal or exceed our assumed breakage rates. If our actual breakage rates are less than our assumed breakage rates, meaning that a greater number of points are actually redeemed than we had assumed would be redeemed, our results of operations could be materially and adversely affected. In addition, operators of loyalty programs have, from time to time, for competitive or other reasons, extended the expiration dates for points, miles or other rewards currencies. For example, we extended the expiration date for the points associated with the email portion of our program when we relaunched our email and web-based services. If it becomes necessary for us to extend the expiration date of a significant balance of outstanding points in the future, it is possible that our actual breakage rates would be lower than our assumed breakage rates, which could materially and adversely affect our results of operations. In addition, the timing of members' decisions to redeem points is at the discretion of members and cannot be controlled by us. Points have a life of three to four years and can be redeemed by members until their expiration date. To the extent that members redeem points at a rate that is more rapid than that anticipated by us, we would experience a need for increased working capital to fund these redemptions. Accordingly, the timing of points redemptions by members could materially and adversely affect our results of operations.

A SMALL NUMBER OF OUR ADVERTISING CUSTOMERS ACCOUNTS FOR A SIGNIFICANT PORTION OF OUR REVENUES; THEREFORE THE LOSS OF PRINCIPAL CUSTOMERS COULD ADVERSELY AFFECT OUR REVENUES

        Although no single advertising customer accounted for more than 10% of our revenue in 1999 and the six months ended June 30, 2000, our ten largest advertising customers were responsible for approximately an aggregate of 25% of our revenues during 1999 and 27% in the six months ended June 30, 2000. We do not have long-term contracts with most of our customers, and customers can generally terminate their relationships with us upon specified notice and without penalties. Thus, we may not be able to retain our principal customers. The loss of one or more of our principal customers could have a material adverse effect on our revenues.

OUR PROSPECTS FOR OBTAINING ADDITIONAL FINANCING, IF REQUIRED, ARE UNCERTAIN AND FAILURE TO OBTAIN NEEDED FINANCING COULD AFFECT OUR ABILITY TO PURSUE FUTURE GROWTH

        We may need to raise additional funds to develop or enhance our services or products, to fund expansion, to respond to competitive pressures or to acquire complementary products, businesses or technologies. We cannot assure you that additional financing will be available on terms favorable to us, or at all. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders would be reduced and these securities might have rights, preferences or privileges senior to those of our current stockholders. If adequate funds are not available on acceptable terms, our ability to fund our expansion, take advantage of unanticipated opportunities, develop or enhance services or products, or otherwise respond to competitive pressures would be significantly limited.

WE DEPEND ON THE SERVICES OF OUR EXECUTIVE OFFICERS AND KEY EMPLOYEES TO MANAGE OUR GROWTH, AND THERE IS NO ASSURANCE WE CAN RETAIN THEIR SERVICES

        Our future success depends on the continued service of our key senior management and technical and sales personnel. The loss of any of these persons could have a material adverse effect on our business. We do not have key-person insurance on any of our employees. We have experienced several recent departures of key personnel. Robert C. Hoyler, our former President and Chief Operating Officer, left MyPoints.com in September 2000. In addition, Tom Caldwell, our former Senior Vice President, Finance and Chief Financial Officer resigned in May 2000, and Eugene A. Pierce, our former Senior Vice President, Technology, left in June 2000. We recently promoted Charles H. Berman, who was previously our Executive Vice President, Sales, to the position of Chief Operating Officer. Following our acquisition of Cybergold in August 2000, we appointed John Steuart, the former Chief Financial Officer of Cybergold, as our Chief Financial Officer. Our recently integrated management team has limited experience working together.

        Our success depends on our ability to attract, retain and motivate highly skilled employees. Competition for employees in our industry is intense. We may be unable to retain our key employees or to attract, assimilate and retain other highly qualified employees in the future. We have experienced difficulty from time to time in attracting the personnel necessary to support the growth of our business, and we may experience similar difficulty in the future.

FAILURE TO SAFEGUARD OUR DATABASE AND MEMBER PRIVACY COULD AFFECT OUR REPUTATION AMONG CONSUMERS

        An important feature of the MyPoints program is our ability to develop and maintain individual member profiles. Security and privacy concerns may cause consumers to resist providing the personal data necessary to support this profiling capability. As a result of these security and privacy concerns, we may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by such breaches. Usage of our MyPoints program could decline if any well-publicized compromise of security occurred. In addition, third parties could alter information in our database that would adversely affect our ability to target direct marketing offers to members. We could also be subject to legal claims from members. Any public perception that we engaged in unauthorized release of member information would adversely affect our ability to attract and retain members.

        As part of our point redemption services, we maintain a database containing information on our members' account balances. Our database may be subject to access by unauthorized users accessing our systems remotely. If we experience a security breach, the integrity of our points database could be affected. This breach could lead to financial losses through the unauthorized redemption of points.

WE ARE VULNERABLE TO SYSTEM FAILURES WHICH COULD CAUSE INTERRUPTIONS OR DISRUPTIONS IN OUR SERVICE

        The hardware infrastructure on which the MyPoints system operates is located at the Exodus Communications data center in Jersey City, New Jersey. In April 1999, we completed a transition to Exodus from a combination of internally maintained systems and systems maintained by another third-party service provider. We cannot assure you that we will be able to manage this relationship successfully to mitigate any risks associated with having our hardware infrastructure maintained by Exodus. Unexpected events such as natural disasters, power losses and vandalism could damage our systems. Telecommunications failures, computer viruses, electronic break-ins or other similar disruptive problems could adversely affect the operation of our systems. Our insurance policies may not adequately compensate us for any losses that may occur due to any damages or interruptions in our systems. Accordingly, we could be required to make capital expenditures in the event of damage. We do not currently have fully redundant systems or a formal disaster recovery plan.

        Periodically we experience unscheduled system downtime, which results in our web site being inaccessible to members. In particular, during the relaunch of the integrated MyPoints program in April 1999, we experienced significant periods of system downtime during which our web site was inaccessible. Although we did not suffer material losses during these downtimes, if these problems persist in the future, members and advertisers could lose confidence in our services.

SYSTEM CAPACITY CONSTRAINTS MAY RESULT IN A LOSS OF REVENUES

        A substantial increase in the use of our products and services could strain the capacity of our systems, which could lead to slower response time or system failures. System failures or slowdowns adversely affect the speed and responsiveness of our rewards transaction processing. These would diminish the experience for our members and reduce the number of transactions, and thus, could reduce our revenue. Although we have designed and tested our system to handle several times the highest daily transaction volume we have experienced to date, the ability of our systems to manage this volume of transactions in a production environment is unknown. As a result, we face risks related to our ability to scale up to our expected transaction levels while maintaining satisfactory performance. If our transaction volume increases significantly, we will need to purchase additional servers and networking equipment to maintain adequate data transmission speeds. The availability of these products and related services may be limited or their cost may be significant.

WE FACE RISKS ASSOCIATED WITH THIRD PARTY CLAIMS AND PROTECTION OF OUR INTELLECTUAL PROPERTY RIGHTS, AND ANY LITIGATION RELATING TO INTELLECTUAL PROPERTY RIGHTS COULD HARM OUR BUSINESS

        Our business activities may infringe upon the proprietary rights of others, and other parties may assert infringement claims against us. We have received three claims of alleged infringement, one of which has been resolved through a license agreement. The second claim of infringement was with Cybergold, which we acquired in August 2000. Also, in July 1999, we received an infringement claim from another party, along with an offer to grant a license to us at a cost that would not be material. To our knowledge, no litigation has been filed against us based on this claim. We are evaluating the claim and have not yet begun substantive discussions regarding it. Litigation may also be necessary to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. An adverse determination in any litigation of this type could require us to make significant changes to the structure and operation of our online rewards program, attempt to design around a third party's patent, or license alternative technology from another party. Implementation of any of these alternatives could be costly and time consuming, and might not be possible. In addition, any intellectual property litigation, even if successfully defended, would result in substantial costs and diversion of resources and management attention.

        Our success and ability to compete depends on our internally developed technologies and trademarks, which we seek to protect through a combination of patent, copyright, trade secret and trademark laws. Despite actions we take to protect our proprietary rights, it may be possible for third parties to copy or otherwise obtain and use our proprietary information without authorization or to develop similar technology independently. In addition, legal standards relating to the validity, enforceability and scope of protection of proprietary rights in internet-related businesses are uncertain and still evolving. We cannot give any assurance regarding the future viability or value of any of our proprietary rights. In addition, we cannot give any assurance that the steps taken by us will prevent misappropriation or infringement of our proprietary information. Any infringement or misappropriation, should it occur, could have a material adverse effect on any competitive advantage incident to our proprietary rights.

AS WE EXPAND OUR BUSINESS INTERNATIONALLY, WE MAY NEED TO ADAPT OUR PRODUCTS AND SERVICES AND WE MAY BE SUBJECT TO FOREIGN GOVERNMENT REGULATION AND TAXATION, CURRENCY ISSUES, DIFFICULTIES IN MANAGING FOREIGN OPERATIONS AND FOREIGN POLITICAL ECONOMIC INSTABILITY

        An element of our growth strategy is to further introduce our services in international markets. Our participation in international markets will be subject to our potential inability to adapt, expand or enhance our products and services to suit foreign markets. In addition, international operations are generally associated with risks such as foreign government regulations, export license requirements, tariffs and taxes, fluctuations in currency exchange rates, introduction of the European Union common currency, difficulties in managing foreign operations and political and economic instability. To the extent our potential international members or our international partners are impacted by currency devaluations, general economic crises or other macroeconomic events, the ability of our members to utilize our services could be diminished. In order to help us address some of the risks associated with introducing our services internationally, we believe it will be necessary to establish strategic relationships with international partners. We cannot assure you that electronic commerce will develop successfully in international markets or that potential members in these foreign markets will utilize incentives-based marketing programs. Furthermore, we cannot assure you that we will be able to overcome any legal restrictions related to offering rewards and incentives that may exist in foreign jurisdictions. Any failure to develop our business internationally may harm our competitive position and consequently our business.

                   RISKS ASSOCIATED WITH THE INTERNET INDUSTRY

IF THE ACCEPTANCE OF ONLINE ADVERTISING AND DIRECT MARKETING DOES NOT CONTINUE, OUR REVENUES WOULD DECLINE

        We expect to derive a substantial portion of our revenues from online advertising and direct marketing, including both email and web-based programs. If these services do not continue to achieve market acceptance, we cannot assure you that we will generate business at a sufficient level to support our continued operations. The internet has not existed long enough as an advertising medium to demonstrate its effectiveness relative to traditional advertising media. Advertisers and advertising agencies that have historically relied on traditional advertising may be reluctant or slow to adopt online advertising. Many potential advertisers have limited or no experience using email or the web as an advertising medium. They may have allocated only a limited portion of their advertising budgets to online advertising, or may find online advertising to be less effective for promoting their products and services than traditional advertising media. If the market for online advertising fails to develop or develops more slowly than we expect, our revenues would decline.

        The market for email advertising in general is vulnerable to the negative public perception associated with unsolicited email, known as "spam." We do not send unsolicited email. However, public perception, press reports or governmental action related to spam could reduce the overall demand for email advertising in general and our MyPoints BonusMail service in particular.

IF ONLINE REWARDS PROGRAMS ARE NOT WIDELY ACCEPTED BY BUSINESSES AND INTERNET USERS OUR BUSINESS MODEL WILL NOT SUCCEED

        Our success depends in large part on the continued growth and acceptance of online rewards programs. If online rewards programs are not widely accepted by advertisers and embraced by internet users, our business model will not succeed. Although loyalty and rewards programs have been used extensively in conventional marketing and sales channels, they have only recently begun to be used online. We cannot assure you that online programs will continue to be accepted by advertisers and that we can continue to offer advertisers attractive promotions and satisfied members.

        The success of our business model also will depend on our ability to attract and retain members. We cannot assure you that our marketing efforts and the quality of each member's experience, including the number and relevance of the direct marketing offers we provide and the perceived value of the rewards we offer, will generate sufficient satisfied members.

TO REMAIN COMPETITIVE, WE MUST KEEP PACE WITH RAPID TECHNOLOGICAL CHANGES IN OUR INDUSTRY

        Our market is characterized by rapidly changing technologies, frequent new product and service introductions, short development cycles and evolving industry standards. The recent growth of the internet and intense competition in our industry exacerbate these market characteristics. We must adapt to rapidly changing technologies by maintaining and improving the performance features and reliability of our services. We may experience technical difficulties that could delay or prevent the successful development, introduction or marketing of new products and services. In addition, any new enhancements to our products and services must meet the requirements of our current and prospective users. We could incur substantial costs to modify our services or infrastructure to adapt to rapid technological change.

CONTINUED DEVELOPMENT AND USE OF THE INTERNET INFRASTRUCTURE IS CRITICAL TO OUR ABILITY TO OFFER OUR SERVICES

        Our members depend on internet service providers for access to our web site. Internet service providers and web sites have experienced significant outages in the past, and could experience outages, delays and other difficulties due to system failures unrelated to our systems. If outages or delays occur frequently in the future, internet usage, as well as electronic commerce and the usage of our products and services, could grow more slowly or decline. A number of factors may inhibit internet usage, including inadequate network infrastructure, security concerns, inconsistent quality of service, and lack of availability of cost-effective, high-speed service. If internet usage grows, the internet infrastructure may not be able to support the demands placed on it by this growth and its performance and reliability may decline.

OUR BUSINESS DEPENDS ON OUR ABILITY TO COLLECT MEMBER INFORMATION; FUTURE REGULATION OF THE INTERNET COULD RESTRICT OUR ACCESS TO THIS INFORMATION

        Laws and regulations that apply to the internet may become more prevalent in the future. The laws governing the internet and email services remain largely unsettled. There is no single governmental body overseeing our industry, and many state laws that have been enacted in recent years have different and sometimes inconsistent application to our business. In particular, our business model could be severely damaged if regulations were enacted that restricted our ability to collect or use information about our members.

        The governments of foreign countries may also attempt to regulate electronic commerce. New laws could dampen the growth in use of the internet generally and decrease the acceptance of the internet as a commercial medium. In addition, existing laws such as those governing intellectual property and privacy may be interpreted to apply to the internet. The federal government, state governments or other governmental authorities could also adopt or modify laws or regulations relating to the internet.

        In 1998, the United States government enacted a three-year moratorium prohibiting states and local governments from imposing new taxes on electronic commerce transactions. Upon expiration of this moratorium, if it is not extended, states or other governments might levy sales or use taxes on electronic commerce transactions. An increase in the taxation of electronic commerce transactions might also make the internet less attractive for consumers and businesses. In addition, the Federal Trade Commission is considering the adoption of regulations regarding the collection and use of personal information obtained from individuals, especially children, when accessing web sites. These regulations could restrict our ability to provide demographic data to our advertising and marketing clients. At the international level, the European Union has adopted a directive that will impose restrictions on the collection and use of personal data. This directive could affect U.S. companies that collect information over the internet from individuals in European Union member countries and may impose restrictions that are more stringent than current internet privacy standards in the United States. These developments could have an adverse effect on our business, results of operations and financial condition.

            OTHER RISKS ASSOCIATED WITH OWNERSHIP OF OUR COMMON STOCK

OUR MANAGEMENT AND MAJOR STOCKHOLDERS RETAIN SUBSTANTIAL CONTROL, AND THIS COULD DELAY OR PREVENT A CHANGE OF CONTROL

        Our executive officers, our directors and entities affiliated with them and our 5% stockholders together currently beneficially own a substantial percentage of our outstanding common stock. These stockholders, if they vote together, will retain substantial control over matters requiring approval by our stockholders, such as the election of directors and approval of significant corporate transactions. This concentration of ownership might also have the effect of delaying or preventing a change in control.

PROVISIONS OF OUR CORPORATE CHARTER DOCUMENTS COULD DELAY OR PREVENT A CHANGE OF CONTROL

        Various provisions of our certificate of incorporation and bylaws could have the effect of delaying or preventing a change in control and make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. These provisions, if used by our management, could negatively affect our stock price.

OUR STOCK PRICE HAS BEEN EXTREMELY VOLATILE, AND YOU MAY NOT BE ABLE TO SELL YOUR SHARES AT A PROFIT

        The stock market has experienced significant price and volume fluctuations, and the market prices of technology companies, particularly internet-related companies, have been highly volatile. The closing price of our common stock during 2000, through the date of this prospectus, has ranged from a low of $4.93 per share to a high of $68.69 per share. Investors may not be able to resell their shares at or above the price which they paid for their shares. In addition, our results of operations during future fiscal periods might fail to meet the expectations of stock market analysts and investors. This failure could lead the market price of our common stock to decline and cause us to become the subject of securities class action lawsuits.

                                 USE OF PROCEEDS

        We will not receive any proceeds from the sale of the shares by the selling stockholders in the offering. We will pay for costs relative to the registration of the shares.

                              SELLING STOCKHOLDERS

        The rules and regulations of the Securities and Exchange Commission determines beneficial ownership. Such beneficial ownership generally includes voting or investment power with respect to securities. We base the beneficial ownership stated below on information as of September 15, 2000. It assumes that there is outstanding an aggregate of 39,897,248 shares of common stock.

        As of September 15, 2000, no options had been issued to the selling stockholders named in this prospectus. Except as subject to community property laws where applicable, we believe, based on information furnished by the selling stockholders that the person named in the table below has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by him or her. This beneficial ownership assumes the sale of all shares offered by this prospectus and no other purchases or sales of our common stock. See "Plan of Distribution."

        In this prospectus, we refer to the individual listed below and any family member, trust or trust instrument to whom he or she may rightfully transfer his shares as "selling stockholders." The following table sets forth certain information as of September 15, 2000 with respect to each selling stockholder:



                                                             SHARES
                                                             OFFERED       SHARES BENEFICIALLY
NAME OF SELLING STOCKHOLDER                                  HEREBY        OWNED AFTER OFFERING
                                                             ------        --------------------
                                                                            Number      Percent
                                                                           --------     -------
Joel B. Cutler .........................................      93,312           0           0
David P. Fialkow .......................................      81,648           0           0
Fialkow 1995 Cobra Marketing, Inc. Trust f/b/o .........       5,832           0           0
Julian Deforan Fialkow .................................
Fialkow 1995 Cobra Marketing, Inc. Trust f/b/o .........       5,832           0           0
Olivia Pratt Fialkow ...................................
Tia Gierkink ...........................................      48,600           0           0
Bryan Hanson ...........................................       7,776           0           0

                              PLAN OF DISTRIBUTION

        The selling stockholders may sell the shares separately or together, from time to time on the over-the-counter market at prices and on terms prevailing at the time of any such sale. Any such sale may be made:

        - in broker's transactions through broker-dealers acting as agents;

        -       in transactions directly with market makers; or

        - in privately negotiated transactions where no broker or other third party (other than the purchaser) is involved.

        The selling stockholders will pay:

        -       selling commissions or brokerage fees, if any;

        -       all applicable transfer taxes; and

        - all fees and costs of counsel incurred in connection with the sale.

        During such time as the selling stockholders may be attempting to sell shares registered hereunder, they will:

        - not engage in any stabilization activity in connection with any of MyPoints.com's securities;

        - furnish copies of this prospectus, as supplemented or amended to each person to whom shares may be offered; and

        - not bid for or purchase any of MyPoints.com's securities other than as permitted under the Exchange Act.

        The selling stockholders, and any other persons who participate in the sale of the shares, may be deemed to be "Underwriters" as defined in the Securities Act. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits received on resale of the shares, may be deemed to be underwriting discounts and commissions under the Securities Act.

        With regard to the shares, we have agreed to maintain the effectiveness of this registration statement until January 13, 2002, or earlier if the distribution described herein has become effective.

        We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to the sale of the shares. We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act. The selling stockholders have agreed to indemnify MyPoints.com against certain liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

        Legal matters with respect to the legality of issuing the common stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304. Mario
M. Rosati, one of our directors and our secretary, is a member of Wilson Sonsini Goodrich & Rosati.

                                     EXPERTS

        The financial statements and schedule incorporated by reference in this registration statement have been audited by PricewaterhouseCoopers LLP, independent accountants. We include these statements and schedule in reliance upon the authority of PricewaterhouseCoopers LLP as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

        This prospectus constitutes a part of a registration statement on Form S-3 filed by MyPoints.com with the Securities and Exchange Commission under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement. The rules and regulations of the Commission permit us to omit certain parts. For further information, refer to the registration statement. Statements concerning the provisions of any document are not necessarily complete. We qualify each such statement, in its entirety, by reference to the registration statement filed with the Commission.

        We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that we file with the Securities and Exchange Commission at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov.

                      INFORMATION INCORPORATED BY REFERENCE

        The Securities and Exchange Commission allows us to "incorporate by reference" in this prospectus the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, The most recent information that we file with the Commission automatically updates and supersedes this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the time all of the securities offered by this prospectus are sold.

        1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

        2.      Our Quarterly Report on Form 10-Q for the quarter ended March
                31, 2000.

        3.      Our Quarterly Report on Form 10-Q for the quarter ended June 30,
                2000.

        4. Our Current Reports on Form 8-K filed with the Commission on February 4, 2000 (as amended on Form 8-K/A filed with the Commission on March 28, 2000) and August 21, 2000.

        5. The description of our common stock contained in our registration statement on Form 8-A as filed with the Commission on August 3, 1999.

        You may request free copies of these filings by writing or telephoning us. Requests should be directed to Geoff Ossias, Vice President of Corporate Relations, MyPoints.com, Inc., 100 California Street, 11th Floor, San Francisco, California 94111, telephone: (415) 676-3700.

        You should rely only on the information incorporated by reference or provided in this prospectus or a prospectus supplement or amendment. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. Also, this prospectus does not offer to sell any securities other than the securities covered by this prospectus. You should not assume that the information in this prospectus or a prospectus supplement or amendment is accurate as of any date other than the date on the front of the document.

        Shares of our common stock are traded as "National Market Securities" on the Nasdaq National Market. Documents we file can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable by the Registrant in connection with the sale and distribution of the Common Stock being registered. Selling commissions and brokerage fees and any applicable transfer taxes and fees and disbursements of counsel for the selling stockholders are payable by the selling stockholders. All amounts are estimates except the registration fee.

                                                       Amount to be Paid
                                                       -----------------
Registration Fee .................................      $      368.00
Legal Fees and Expenses ..........................          10,000.00
Accounting Fees and Expenses .....................           5,000.00
Miscellaneous ....................................           4,632.00
                                                       -----------------
Total ............................................      $   20,000.00

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors and any corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Our amended and restated certificate of incorporation and our amended and restated bylaws provide for indemnification of our directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. We have also entered into agreements with our directors and executive officers that require MyPoints.com, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors and executive officers to the fullest extent permitted by Delaware law. We have also purchased directors and officers liability insurance, which provides coverage against certain liabilities including liabilities under the Securities Act.

ITEM 16. EXHIBITS

    EXHIBIT
    NUMBER     DESCRIPTION
    ------     -----------

      5.1      Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

     23.1      Consent of PricewaterhouseCoopers LLP, Independent Accountants.

     23.2      Consent of Counsel (included in Exhibit 5.1).

     24.1      Power of Attorney (included on signature page).

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (1)(i) and
        (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 29th day of September, 2000.

                                       MYPOINTS.COM, INC.

                                       By:/s/ STEVEN M. MARKOWITZ
                                          -------------------------
                                          Steven M. Markowitz
                                          Chief Executive Officer and
                                          Chairman of the Board

                                POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven M. Markowitz and John Steuart, jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-3, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

         SIGNATURE                        TITLE                             DATE
 -----------------------         ---------------------------         ------------------
                                 Chief Executive Officer and         September 29, 2000
 /s/ STEVEN M. MARKOWITZ         Chairman of the Board
----------------------------
 Steven M. Markowitz

 /s/ NATHANIEL GOLDHABER         Vice Chairman of the Board          September 29, 2000
----------------------------
 Nathaniel Goldhaber

 /s/ JOHN STEUART                Sr. Vice President, CFO             September 29, 2000
----------------------------     (Principal Financial and
 John Steuart                    Accounting Officer), and
                                 Director

 /s/ MARIO M. ROSATI             Director and Secretary              September 29, 2000
----------------------------
 Mario M. Rosati

 /s/ HOWARD L. MORGAN            Director                            September 29, 2000
----------------------------
 Howard L. Morgan

 /s/ THOMAS NEWKIRK              Director                            September 29, 2000
----------------------------
 Thomas Newkirk

 /s/ LAWRENCE E. PHILLIPS        Director                            September 29, 2000
-----------------------------
 Lawrence E. Phillips

 /s/ LESTER WUNDERMAN            Director                            September 29, 2000
----------------------------
 Lester Wunderman

                                INDEX TO EXHIBITS

  EXHIBIT
   NUMBER     DESCRIPTION
   ------     -----------

    5.1       Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

   23.1       Consent of PricewaterhouseCoopers LLP, Independent Accountants.

   23.2       Consent of Counsel (included in Exhibit 5.1).

   24.1       Power of Attorney (included on signature page)